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Exhibit 10.2

                          CONSULTING SERVICES AGREEMENT


This agreement was entered into on June 1, 2001 by and between New Pacific, Inc., a Nevada corporation (the "Company") and Lucy S. Martin (the "Consultant").

Lucy S. Martin has a background in secretarial, web-design and office administration and shall provide services to the COMPANY as an independent consultant.

The term of this Agreement shall be initially for one (1) year, renewable upon written consent of both parties. It is acknowledged and agreed that no other conditions apply to this agreement and it is further acknowledged and agreed that remuneration for said services is irrevocable, however, if the Consultant terminates this Agreement prior to its expiration, she shall return to the Company an unearned pro-rata number of shares.

Pursuant to this Agreement, it is acknowledged and agreed by the Company that Lucy Martin carries no professional licenses, and is not agreeing to act as a market maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the services provided to the Company are not rendered in connection with the offer and sale of securities in a capital raising transaction. Lucy Martin will not perform any activities that could subject her or Company to violations of Federal or applicable state securities law.

It is agreed that in remuneration for those consulting services, Lucy Martin shall receive forty thousand shares of New Pacific, Inc., issued in the name of Lucy Martin.

Signed and Agreed by the Parties:


New Pacific, Inc.                                 Lucy Martin


By: /s/ Sahra Partida                             /s/ Lucy Martin
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     President